EXHIBIT 99.1
[GNC LOGO]

FOR IMMEDIATE RELEASE

GNC CORPORATION ANNOUNCES COMPLETION OF EXCHANGE OFFER
FOR ITS 12% SERIES A EXCHANGEABLE PREFERRED STOCK

PITTSBURGH, PA, October 4, 2004 — GNC Corporation (the “Company”) today announced the completion of its offer to exchange up to $100,000,000 of its outstanding 12% Series A Exchangeable Preferred Stock for 12% Series A Exchangeable Preferred Stock, which has been registered under the Securities Act of 1933, as amended (the “Exchange Offer”). The Exchange Offer was made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated December 23, 2003.

The Exchange Offer expired at 5:00 p.m., New York City time, on October 1, 2004. All of the 100,000 shares of the Company’s outstanding 12% Series A Exchangeable Preferred Stock were validly tendered for exchange and have been accepted. The terms of the new preferred stock are substantially identical to the terms of the preferred stock for which they were exchanged, except that the transfer restrictions and registration rights provisions applicable to the original preferred stock do not apply to the new preferred stock.

GNC is the largest global specialty retailer of nutritional supplements, which includes vitamin, mineral and herbal supplements, sports nutrition products, diet and energy products and specialty supplements. GNC has more than 4,800 retail locations throughout the United States, including more than 1,300 domestic franchise locations, more than 1,000 store-within-a-store locations under our strategic alliance with Rite Aid and more than 800 locations in more than 35 foreign markets including Canada and Mexico.

This news release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities of GNC Corporation nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Contact:	Patrick Fitzgerald GNC Corporation (412) 402-7455 Patrick-Fitzgerald@GNC-HQ.com